CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Vice President and Chief Financial Officer
(770) 437-6800

Financial Dynamics:
Christine Mohrmann, Jim Olecki
FOR IMMEDIATE RELEASE	(212) 850-5600
INTERFACE, INC. ANNOUNCES PRICING OF PUBLIC OFFERING
     ATLANTA, Georgia, November 7, 2006 — Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced the pricing of its public offering of 5,000,000 shares of Class A Common Stock at $14.65  per share. The company also has granted the underwriters an option to purchase up to an additional 750,000 shares of Class A Common Stock to cover over-allotments, if any. The company expects net proceeds of approximately $68.5 million from the offering (assuming the underwriters do not exercise their over-allotment option) and intends to use the net proceeds to repay some of its outstanding debt and may use a portion of such proceeds for general corporate purposes.
     Citigroup Global Markets Inc. is the sole book-runner for the offering and is joint lead manager with Raymond James & Associates, Inc. Stifel, Nicolaus & Company, Incorporated, SunTrust Capital Markets, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., are co-managers for the offering.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement relating to the offering may be obtained by contacting Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York 11220 (telephone: 718-765-6732).

About Interface, Inc.
     Interface, Inc. is a recognized leader in the worldwide interiors industry, offering floorcoverings and fabrics. The company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The company is the world’s largest manufacturer of modular carpet under the InterfaceFLOR®, FLOR™, Heuga® and Bentley Prince Street® brands, and, through its Bentley Prince Street brand, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The company’s InterfaceFabric business is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine®, Chatham® and Terratex® brands, and provides specialized automotive textile solutions.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
     Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in the company’s prospectus supplement dated October 27, 2006, filed with the Securities and Exchange Commission, which discussion is incorporated herein by this reference. The company assumes no responsibility to update or revise any forward-looking statement made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.
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